Exhibit 10.2
CONSULTING PROJECT AGREEMENT
This Consulting Project Agreement (“Project Agreement”), effective September 1, 2016, is made by and between A. Schulman, Inc. (“Company”) and David C. Minc (“Consultant”) (Company and Consultant are referred to herein individually as a “Party” and collectively as the “Parties”). WHEREAS, Consultant was the Company’s EVP & CLO and possesses specialized expertise, professional knowledge and experience regarding the Company;
WHEREAS, Company wishes to retain Consultant to assist Company as an attorney in connection with certain litigation and other projects; and
WHEREAS, Consultant is willing and desires to perform such services for Company under the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereby agree as follows:
1.Consulting Services.
1.Consultant’s employment with the Company terminated effective August 31 , 2016.
2.Consultant will make himself available to Company to provide consulting services as an attorney (the “Services”) in connection with certain litigation matters and other specific projects as identified from time to time by the Company’s CEO and CLO and accepted by the Consultant (the “Projects”). A list of the Projects will be maintained on Exhibit A, List of Projects, attached hereto initially and updated by the parties from time to time.
2.Compensation. As compensation for the Services during the Term (as herein defined), Company shall pay Consultant a monthly retainer of Twenty Thousand Dollars ($20,000.00), subject to the terms, conditions, and manner and time of payment as set forth in Exhibit B attached hereto. Consultant shall use Consultant’s commercially reasonable efforts to perform all Services on behalf of Company in a timely, competent, diligent, professional manner to the best of Consultant’s ability.
3.Expenses. Consultant will be entitled to reimbursement for reasonable travel expenses incurred at the request of Company and for other incidental, reasonable and verifiable out-of-pocket expenses (such as long distance telephone, mailing expenses and special office supplies, but not including any overhead or ordinary office expenses) incurred by Consultant in and necessary for the performance of Consultant’s Services, subject to the terms, conditions, and manner and time of payment as set forth in Exhibit B.
4.Laptop & Phone. Company will make fully available to Consultant use of Company issue laptop, mobile phone and access to Company email systems for the full term of the Project Agreement, provided that Consultant will not have access to Company share drives or internal data systems.
5.Records and Reports. Consultant will make fully available to Company all information relating to the Services performed under this Project Agreement and Consultant shall provide Company with such oral or written reports thereon as Company may reasonably request from time to time. All documents or materials of any kind and in whatever form stored, whether written, electronic, optical, magnetic, photographic, audio, audiovisual, digital or other form, prepared by Consultant in performing Services under this Project Agreement and all proprietary rights therein shall be the exclusive property of Company, and the same shall be turned over to Company immediately upon the expiration or termination of this Project Agreement without Consultant’s retention of any copies thereof.
6.Confidentiality. The term “Confidential Information” may include by way of example but without limitation, trade secrets under applicable law, non-public financial information, internal projections, forecasts, budgets and financial plans, marketing and advertising strategies, plans and budgets and planned product or service offerings, release and announcement dates, valuations of intangible and tangible assets, research and development objectives, product ideas and developments, data, designs, sketches, photographs, drawings, report formulae, test methods, product compositions, know-how (experience), product and/or manufacturing specifications, product or component samples, customer, vendor, licensor relationships, manufacturing services, modifications and design of hardware and other equipment, marketing studies concerning competitors and their products and services, product studies, findings, inventions, and marketing ideas.

1.Exceptions to Confidential Information. Confidential Information shall not include information, materials or documents that: (a) are or become generally available to the public other than as a result of disclosure by Consultant in violation of this or another obligation of confidentiality, (b) become available from a third-party entitled to disclose such information, materials or documents; (c) were known to Consultant before disclosure by Company, as evidenced by corroborated written records, or (d) Consultant can show by corroborated written records was developed by Consultant independently of and without reference to the Confidential Information received from the Company. Confidential Information shall not be deemed to be public within this Section 6.1 merely because such information is embraced by more general information in the public domain or in Consultant’s possession or by a single disclosure containing part but not all of the information.
2.Treatment of Confidential Information. Consultant will keep in strict confidence, will exercise best efforts to assure safekeeping, and will not, at any time during the Term of this Project Agreement or thereafter, except as pre-approved in writing by an authorized officer of Company, directly or indirectly, disclose, furnish, disseminate, distribute, make available, use, copy, duplicate, transfer or remove any: (a) Confidential Information of Company and its subsidiaries, parent(s) or other affiliate(s), or (b) Confidential Information of their customers, vendors, licensors, licensees or suppliers or other information that has not been the subject of public disclosure or which Company is obligated to keep confidential. Disclosure of Confidential Information as required by law or court order to any state, local or federal government or agency thereof shall not be deemed a breach of the Project Agreement, provided that Consultant uses reasonable efforts to minimize the disclosure and consults with and assists Company in obtaining a protective order for the Confidential Information.
3.Reporting of Unauthorized Use. Consultant shall promptly notify Company in writing of any facts which may come to Consultant’s attention indicating or suggesting that any unauthorized person may have become aware of or obtained or may be using any portion of Confidential Information or is or may be soliciting or attempting to acquire any portions of Confidential Information without authorization from Company to do so.
4.Return of Property. Within ten (10) days after termination of this Project Agreement or at any other time upon request of Company, Consultant shall deliver to Company all Documentation (as defined in Section 8 below), Confidential Information, records and reports under Section 5 and property, information, data or other materials of Company either developed by or supplied to Consultant under this Project Agreement or through his prior employment with the Company, including the originals and all copies thereof in whatever and all forms stored, except this Project Agreement and those materials made generally available to the public by Company without restriction. Consultant shall certify in writing when all such materials have been delivered to Company. In the event that Consultant does not deliver any of such materials, Company shall have the right to charge Consultant for all reasonable damages, costs, attorneys' fees and other expenses incurred in searching for, taking, removing and/or recovering such property.
7.Disclosure of Inventions. Consultant shall disclose fully and promptly to Company in writing any and all discoveries, inventions and know how, whether or not patentable and whether or not reduced to practice, including any and all test data, findings, designs, machines, devices, apparatus, compositions, manufacturing methods or processes, software and/or any improvements of the foregoing, made, conceived, discovered or developed by Consultant, whether alone or in conjunction with others, which arise in any way from, during or as a result of the performance of Consultant’s Services to Company under this or any other Project Agreement, or which are derived from, are based upon or utilize in any way any information data, materials or products belonging to Company, whether during or after the termination of this Project Agreement (hereinafter all the foregoing discoveries, inventions and know how being collectively referred to as the “Covered Inventions”).
8.Ownership of Inventions and Documentation. All Covered Inventions and any and all trademarks, service marks, trade dress or the like relating thereto and documentation or other tangible media, in whatever form stored, generated pursuant to this Project Agreement (collectively, "Documentation") shall be owned solely and exclusively by Company. Consultant agrees that, to the maximum extent permitted by law, any and all Documentation, including, without limitation, the records and reports of Section 5, are “works made for hire” under the United States Copyright Act (17 U.S.C. § 101 et seq.) for which Company shall be deemed the author. Consultant agrees, without further compensation, to assign to Company, or to Company’s designee, Consultant’s entire right, title and interest in and to all Covered Inventions and Documentation to the extent that any person, entity, or judicial or administrative body challenges any Documentation as a work made for hire authored by Company. Consultant further agrees, upon Company’s request, to execute any and all patent, trademark registration and copyright registration applications, powers of attorney, affidavits, assignments and/or other documents reasonably deemed necessary or desirable by Company to acknowledge, confirm, perfect, secure or support the conveyance of title in any of the Covered Inventions or

Documentation to Company as contemplated hereby, or to record the same in any country of the world, or to apply for or secure patent, trademark or copyright protection in any country of the world, or to claim priority therefor, or to enforce the rights therein in any court or other proceeding, whether during the term of this Project Agreement or at any time thereafter, and to testify or otherwise assist and cooperate with Company and its agents and attorneys in connection therewith at Company’s expense. All reasonable costs and expenses of Consultant incurred in connection with his compliance with this Section 8 shall be borne solely by Company.
9.Term. This Project Agreement shall become effective as of the date first written above and shall continue for the later of the second anniversary of the effective date or the substantial conclusion of the Lucent quality litigation matter, such period of time being the "Initial Term." This Project Agreement may be extended by the Company, with Consultant’s consent, for an additional one year term, such period of time being the “Renewal Term.” The Initial Term and Renewal Term shall be referred to collectively as the “Term.” For purposes hereof, the Lucent quality litigation matter shall be considered to be substantially concluded upon the first to occur of any of the following: (a) entry by all parties into a binding settlement agreement resolving all matters material to the litigation, (b) entry of a final, nonappealable judgment by the court having jurisdiction over the matter, (c) 90 days after conclusion to a final verdict of a trial in the matter, or (d) mutual agreement by Consultant and the Company that the matter has substantially concluded.
10.Termination. (a) Consultant or Company may terminate this Project Agreement for any reason upon thirty (30) days written notice following the Initial Term, (b) if Consultant should die during the Term, Consultant’s obligations and the Company’s obligations hereunder (other than pro rata payment of compensation to Consultant’s beneficiary through the date of Consultant’s death) shall terminate as of his death, and (c) in the event that either party shall materially breach or shall be unable or unwilling to perform any of its obligations under this Project Agreement, the aggrieved party shall notify the other in writing, and if such breach is not cured or curable within ten (10) days of receipt of notice, the aggrieved party may, at its option, terminate this Project Agreement immediately by written notice. The obligations of Consultant under Sections 5, 6, 7 and 8 of this Project Agreement shall survive termination or expiration, irrespective of the reason for termination or expiration other than Consultant’s death, and specifically shall remain binding irrespective of any breach or claimed breach of any obligation by Company.
11.No License. This Project Agreement shall not be construed to grant and does not grant to Consultant any right or license with respect to any invention, patent, trade secret, know-how, trademark, copyright, confidential information, Covered Invention, Documentation or Confidential Information of Company (apart from the right to make necessary use of the same in rendering Consultant’s Services hereunder).
12.Irreparable Injury. In recognition of the fact that irreparable injury will result to Company in the event of Consultant’s failure to adhere to the obligations of Sections 5 through 8 (inclusive) of this Project Agreement, for which Consultant acknowledges that there will be no adequate remedy at law, in addition to all other remedies provided by law or in equity, Company shall be entitled to appropriate specific performance and/or injunctive relief to enforce the performance of such obligations by Consultant.
13.Independent Contractor. Consultant’s relationship to Company during the Term of this Project Agreement shall be that of an independent attorney, consultant and contractor, and not as an employee or agent. Consultant may not make any commitments, or bind or purport to bind or represent Company or any of its affiliates in any manner either as its agent or in any other capacity. Consultant shall be responsible for any claims, damages and suits resulting from the negligence or improper performance of Consultant’s obligations hereunder. Consultant shall accept full, exclusive liability and responsibility for the payment of any and all taxes or contributions or other sums payable for Workers or Unemployment Compensation or insurance and old-age retirement benefits, as well as all other federal, state or local taxes payable by reason of Consultant’s receipt of compensation in return for Consultant’s Services hereunder and for the preparation and filing of all related tax returns.
14.Assignment of Project Agreement. This Project Agreement is personal to Consultant, and neither this Project Agreement nor any of Consultant’s obligations hereunder to perform Services may be assigned or delegated by Consultant to anyone else.
15.No Waiver. The failure of either party to object to or take action with regard to any breach or noncompliance with any provision of this Project Agreement shall not be construed as a waiver or modification of that or any other provision, or a waiver of any remedy for the breach or noncompliance.
16.Severability. If any provision of this Project Agreement should be determined by any court of competent jurisdiction to be invalid, this Project Agreement shall be interpreted as if such provision was not contained herein, and such determination shall not otherwise affect the validity of any other Provisions. This and all other provisions of this Project Agreement shall be and remain applicable as provided herein, irrespective of any termination of this Project Agreement, whether by Company or by Consultant, voluntary or involuntary, or for cause or without cause, and irrespective of any other termination or expiration of this or any other written or oral agreement or arrangement (or any extensions thereof) with Company.
17.Applicable Law. This Project Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Ohio. Consultant agrees that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Consultant based on or arising out of this Project Agreement and Consultant hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Consultant; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
18.Entire Project Agreement. This Project Agreement including its Exhibits contains the entire understanding of the parties with respect to its subject matter, and supersedes and replaces any prior agreements, understandings or promises relating to the subject matter hereof. This Project Agreement may be supplemented or amended only upon mutual agreement of the parties in writing.
19.Headings. The Section headings contained in this Project Agreement are for reference purposes only and shall not affect in anyway the meaning or interpretation of this Project Agreement.
IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed and delivered this Consulting Project Agreement intending it to be effective as of the date and year first above written.

A. Schulman Inc. By: /s/ Andreas Guenther_______________ Name: Andreas Guenther_______________ Title:EVP and Chief Human Resources Officer Date: August 18, 2016_________________	David C. Minc /s/ David C. Minc______________ Date: August 18, 2016__________